Exhibit 99.1

Baker Hughes Company Announces Third-Quarter 2025 Results
Third-quarter highlights
•Orders of $8.2 billion, including $4.1 billion of IET orders.
•RPO of $35.3 billion, including record IET RPO of $32.1 billion.
•Revenue of $7.0 billion, up 1% year-over-year.
•Attributable net income of $609 million.
•GAAP diluted EPS of $0.61 and adjusted diluted EPS* of $0.68.
•Adjusted EBITDA* of $1,238 million, up 2% year-over-year.
•Cash flows from operating activities of $929 million and free cash flow* of $699 million.
HOUSTON & LONDON (October 23, 2025) – Baker Hughes Company (Nasdaq: BKR) ("Baker Hughes" or the "Company") announced results today for the third quarter of 2025.
"Our strong third quarter performance represents clear evidence of the consistent execution and operational discipline embedded across the organization. This performance reflects continued momentum from our Business System deployment, positive trends in Gas Technology, and strong outperformance in U.S. land, where our leverage to production-related activity gives us a clear advantage," said Lorenzo Simonelli, Baker Hughes Chairman and Chief Executive Officer.
"While OFSE margins softened, reflecting the broader macro backdrop, IET delivered another quarter of strong performance, driving consolidated Adjusted EBITDA margins higher year-over-year. This positive margin progression highlights the resilience of our portfolio and the foundation we've built through disciplined execution."
"We also continue to benefit from strong market tailwinds in LNG, power generation, and offshore, securing over $4 billion of IET orders for only the third time in our history, along with record SSPS orders in the quarter. IET backlog grew 3% sequentially, reaching a new record of $32.1 billion – further reinforcing the durability and visibility of our growth outlook in IET. After securing almost $11 billion in orders during the first three quarters, and with strong visibility on expected awards in the fourth quarter, we now expect full-year orders to exceed our prior midpoint."
"As we close Horizon One and turn to our new Horizon Two targets, we have fundamentally changed the way we operate, and today Baker Hughes is in the strongest position since the merger nearly a decade ago," concluded Simonelli.
* Non-GAAP measure. See reconciliations in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures."

Baker Hughes Company News Release
Baker Hughes Company Announces Third-Quarter 2025 Results

	Three Months Ended			Variance
(in millions except per share amounts)	September 30, 2025	June 30, 2025	September 30, 2024	Sequential	Year-over-year
Orders	$8,207	$7,032	$6,676	17%	23%
Revenue	7,010	6,910	6,908	1%	1%
Net income attributable to Baker Hughes	609	701	766	(13%)	(20%)
Adjusted net income attributable to Baker Hughes*	678	623	666	9%	2%
Adjusted EBITDA*	1,238	1,212	1,208	2%	2%
Diluted earnings per share (EPS)	0.61	0.71	0.77	(13%)	(20%)
Adjusted diluted EPS*	0.68	0.63	0.67	9%	3%
Cash flow from operating activities	929	510	1,010	82%	(8%)
Free cash flow*	699	239	754	F	(7%)
* Non-GAAP measure. See reconciliations in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures."
Certain columns and rows in our tables and financial statements may not sum up due to the use of rounded numbers.
"F" is used in most instances when variance is above 100%. Additionally, "U" is used when variance is below (100)%.
Quarter Highlights
Executing our portfolio management strategy
In the third quarter, Baker Hughes continued to advance its portfolio management strategy with the announcement of its intent to acquire Chart Industries, Inc. ("Chart") for approximately $13.6 billion, which is a significant step to further enrich the Company's portfolio and enhance the value delivered to customers across critical, high-growth markets.
Baker Hughes also completed its acquisition of Continental Disc Corporation, adding a highly complementary, margin-accretive portfolio of products that is expected to expand the Company's position in the flow and pressure control markets while enhancing recurring, lifecycle-driven revenues.
Key awards and technology achievements
Industrial & Energy Technology ("IET") secured important awards to support additional global capacity and delivery of natural gas and LNG. In the U.S., Gas Technology Equipment ("GTE") received orders for gas turbine and refrigerant compressor technology for Train 4 of NextDecade's Rio Grande LNG Facility in the Port of Brownsville, Texas, and for Train 3 and 4 of Sempra Infrastructure's Port Arthur Phase 2 project in Jefferson County, Texas. Baker Hughes is also providing digital solutions for Trains 1-3 of the Rio Grande project by deploying Cordant™ Asset Health. This award expands Baker Hughes' coverage from critical LNG train equipment supported by iCenter and powered by Cordant™ to plant wide monitoring, providing real-time insights into critical rotating machinery and process equipment enhancing availability, throughput and reducing unplanned downtime.
For a gas processing facility in the Middle East, Baker Hughes will provide two electric motor driven centrifugal compressors for propane refrigerant service for the facility's natural gas liquids ("NGL") fractionation plant. Baker Hughes' advanced compressor technology will contribute to the customer's strategic goal to process incremental NGL, ensuring critical energy supply.
In the offshore segment, Baker Hughes secured important topside equipment contracts to provide its highly efficient, field proven power generation and compression solutions for a FPSO project in South America, supporting key infrastructure that will provide critical energy supply both locally and globally.

Baker Hughes Company News Release
Baker Hughes Company Announces Third-Quarter 2025 Results
Baker Hughes received an award from Dynamis Power Solutions to supply 25 aeroderivative gas turbines for mobile power generation for oil & gas applications in North America, demonstrating broadening demand for power generation solutions. The turbines will provide customers with reliable, lower-emissions power across a wide range of oil and gas applications, including upstream, refining and petrochemical.
Further demonstrating the durability of IET's lifecycle model, the segment was awarded several aftermarket services contracts. bp selected the Company for a long-term service agreement for its Tangguh LNG plant in Papua Barat, Indonesia. This comprehensive multi-year agreement covers spare parts, repair services, and field service engineering support for critical turbomachinery at the facility. In North America, the Company extended and strengthened its long-term partnership with Pembina Pipeline to support the rejuvenation and enhancement of the Alliance transmission pipeline system, inclusive of additional engines to drive asset lifecycle extension within this critical gas infrastructure.
Baker Hughes continues to experience strong demand for its New Energy solutions, leveraging the Company's technology portfolio across both segments. IET will design and deliver equipment for five Organic Rankine Cycle ("ORC") power plants at Fervo Energy Company's Cape Station geothermal power generation project near Milford, Utah. This award follows previous awards from Fervo for OFSE subsurface drilling and production technologies. Once operational, the five Cape Phase II ORC plants will generate approximately 300 megawatts of clean, reliable, and affordable power to the grid – enough power to supply approximately 180,000 homes.
Also in the quarter, the Company secured an award from Technip Energies to supply critical turbomachinery equipment for the Blue Point Number One Ammonia Project in Modeste, Louisiana. The facility will be the world’s largest low-carbon ammonia plant, with annual nameplate capacity of approximately 1.4 million metric tons. Baker Hughes will provide a steam turbine, BRUSHTM Power Generation generator, and a suite of compressors – including ammonia, syngas and recycle compressors – along with a CO2 compressor to transport the captured CO2 to geological storage via pipelines.
Oilfield Services & Equipment ("OFSE") secured a significant third-quarter award from Turkish Petroleum and Turkish Petroleum Offshore Technology Center to supply integrated subsea production and intelligent completion systems for Sakarya Gas Field Phase 3, supporting Turkiye's gas development and energy security. As part of the award, Baker Hughes will provide deepwater horizontal tree systems to support production at depths from 6,500 to 7,200 feet.
OFSE also deepened the Company's long-standing relationship with Petrobras, receiving several significant awards during the quarter, following open tenders. Baker Hughes will provide up to 50 subsea trees and associated services to support offshore oil and gas production across several fields. OFSE will also deliver 66 km of flexible pipe systems – inclusive of risers and flowlines for hydrocarbon production, CO2 injection and gas lift – across the Marlim Sul, Roncador, Iracema, Atapu, Mero and Buzios fields. Additionally, the Company will provide all-electric integrated completions systems for the Buzios field, enabling more precise subsurface control, increased operational efficiency and enhanced reliability. The simplified installation process and reduced maintenance will also reduce the operational carbon footprint when compared to traditional hydraulic solutions.
Baker Hughes received a significant, multi-year award from Aramco to expand integrated underbalanced coiled tubing drilling operations in Saudi Arabia. The contract includes six new units and extensions of four existing units to support re-entry and greenfield drilling projects across the country.
Within OFSE's Production Solutions offering, Baker Hughes executed a significant five-year contract extension to provide hydrocarbon and water treatment products and services across Valero's North America and UK refineries. The agreement underscores Baker Hughes' ability to reduce customers' operating costs, enhance asset reliability, and demonstrate leading expertise in production and refining services.
In South America, Ecopetrol awarded Baker Hughes a multi-year contract to provide ESP and electro-driven PCP systems to support Colombia's strategy to enhance oil production while reducing lifting costs per barrel.

Baker Hughes Company News Release
Baker Hughes Company Announces Third-Quarter 2025 Results
Consolidated Financial Results
Revenue for the quarter was $7,010 million, an increase of $100 million, or 1% sequentially, and up $102 million, or 1% year-over-year. The increase in revenue year-over-year was driven by an increase in IET, partially offset by a decrease in OFSE.
The Company's total book-to-bill ratio in the third quarter of 2025 was 1.2; the IET book-to-bill ratio was 1.2.
Net income as determined in accordance with accounting principles generally accepted in the United States of America ("GAAP") for the third quarter of 2025 was $609 million. Net income decreased $91 million, or 13% sequentially, and decreased $157 million, or 20% year-over-year.
Adjusted net income (a non-GAAP financial measure) for the third quarter of 2025 was $678 million, which excludes adjustments totaling $69 million. A list of the adjusting items and associated reconciliation from GAAP has been provided in Table 1b in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures." Adjusted net income for the third quarter of 2025 was up $55 million, or 9% sequentially, and up $12 million, or 2% year-over-year.
Depreciation and amortization for the third quarter of 2025 was $282 million.
Adjusted EBITDA (a non-GAAP financial measure) for the third quarter of 2025 was $1,238 million, which excludes adjustments totaling $79 million. See Table 1a in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures." Adjusted EBITDA for the third quarter was up $26 million, or 2% sequentially, and up $30 million, or 2% year-over-year.
The sequential increase in adjusted net income and Adjusted EBITDA was primarily driven by favorable mix, favorable foreign exchange rates ("FX"), and structural cost-out initiatives, partially offset by lower cost productivity. The year-over-year increase in adjusted net income and Adjusted EBITDA was driven by structural cost-out initiatives, and favorable FX, partially offset by lower volume and cost inflation.
Other Financial Items
Remaining Performance Obligations ("RPO") in the third quarter of 2025 ended at $35.3 billion, an increase of $1.3 billion from the second quarter of 2025. OFSE RPO was $3.2 billion, up $0.5 billion sequentially, while IET RPO was $32.1 billion, up $0.8 billion sequentially. Within IET RPO, Gas Technology Equipment and Gas Technology Services was $11.8 billion and $15.7 billion, respectively.
Income tax expense in the third quarter of 2025 was $204 million.
Other (income) expense, net in the third quarter of 2025 was $71 million, primarily related to transaction related costs of $47 million incurred in connection with business disposals and acquisitions.
GAAP diluted earnings per share was $0.61. Adjusted diluted earnings per share (a non-GAAP financial measure) was $0.68. Excluded from adjusted diluted earnings per share were all items listed in Table 1b in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures."
Cash flow from operating activities was $929 million for the third quarter of 2025. Free cash flow (a non-GAAP financial measure) for the quarter was $699 million. A reconciliation from GAAP has been provided in Table 1c in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures."
Capital expenditures, net of proceeds from disposal of assets, were $230 million for the third quarter of 2025, of which $148 million was for OFSE and $67 million was for IET.

Baker Hughes Company News Release
Baker Hughes Company Announces Third-Quarter 2025 Results
Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management's view of the relevant comparisons of financial results on a sequential or year-over-year basis, depending on the business dynamics of the reporting segments.
Oilfield Services & Equipment

(in millions)	Three Months Ended			Variance
Segment results	September 30, 2025	June 30, 2025	September 30, 2024	Sequential	Year-over-year
Orders	$4,068	$3,503	$3,807	16%	7%
Revenue	$3,636	$3,617	$3,963	1%	(8%)
EBITDA	$671	$677	$765	(1%)	(12%)
EBITDA margin	18.5%	18.7%	19.3%	-0.3pts	-0.8pts

(in millions)	Three Months Ended			Variance
Revenue by Product Line	September 30, 2025	June 30, 2025	September 30, 2024	Sequential	Year-over-year
Well Construction	$954	$921	$1,050	4%	(9%)
Completions, Intervention, and Measurements	945	935	1,009	1%	(6%)
Production Solutions	966	968	983	—%	(2%)
Subsea & Surface Pressure Systems	771	793	921	(3%)	(16%)
Total Revenue	$3,636	$3,617	$3,963	1%	(8%)

(in millions)	Three Months Ended			Variance
Revenue by Geographic Region	September 30, 2025	June 30, 2025	September 30, 2024	Sequential	Year-over-year
North America	$980	$928	$971	6%	1%
Latin America	603	639	648	(6%)	(7%)
Europe/CIS/Sub-Saharan Africa	599	653	933	(8%)	(36%)
Middle East/Asia	1,454	1,398	1,411	4%	3%
Total Revenue	$3,636	$3,617	$3,963	1%	(8%)

North America	$980	$928	$971	6%	1%
International	$2,656	$2,689	$2,992	(1%)	(11%)
EBITDA excludes depreciation and amortization of $221 million, $233 million, and $218 million for the three months ended September 30, 2025, June 30, 2025, and September 30, 2024, respectively. EBITDA margin is defined as EBITDA divided by revenue.
OFSE orders of $4,068 million for the third quarter of 2025 increased by $565 million, or 16% sequentially. Subsea and Surface Pressure Systems orders were $1,190 million, up $492 million, or 70% sequentially, and up $414 million, or 53% year-over-year.
OFSE revenue of $3,636 million for the third quarter of 2025 was up $18 million, or 1% sequentially, and down $327 million, or 8% year-over-year.
North America revenue was $980 million, up $52 million, or 6% sequentially. International revenue was $2,656 million, down $34 million, or 1% sequentially, with a decrease in Latin America and Europe/Sub-Saharan Africa, partially offset by an increase in Middle East/Asia.

Baker Hughes Company News Release
Baker Hughes Company Announces Third-Quarter 2025 Results
Segment EBITDA for the third quarter of 2025 was $671 million, a decrease of $6 million, or 1% sequentially. The sequential decrease in EBITDA was a result of overall lower volume, inflation, and changes in business mix, partially offset by cost out initiatives, price and overall productivity improvements.
Industrial & Energy Technology

(in millions)	Three Months Ended			Variance
Segment results	September 30, 2025	June 30, 2025	September 30, 2024	Sequential	Year-over-year
Orders	$4,139	$3,530	$2,868	17%	44%
Revenue	$3,374	$3,293	$2,945	2%	15%
EBITDA	$635	$585	$528	9%	20%
EBITDA margin	18.8%	17.8%	17.9%	1pts	0.9pts

(in millions)	Three Months Ended			Variance
Orders by Product Line	September 30, 2025	June 30, 2025	September 30, 2024	Sequential	Year-over-year
Gas Technology Equipment	$2,174	$781	$1,088	F	100%
Gas Technology Services	896	986	778	(9%)	15%
Total Gas Technology	3,070	1,767	1,866	74%	64%
Industrial Products	481	513	494	(6%)	(3%)
Industrial Solutions	336	327	293	3%	15%
Total Industrial Technology	817	839	787	(3%)	4%
Climate Technology Solutions	253	923	215	(73%)	18%
Total Orders	$4,139	$3,530	$2,868	17%	44%

(in millions)	Three Months Ended			Variance
Revenue by Product Line	September 30, 2025	June 30, 2025	September 30, 2024	Sequential	Year-over-year
Gas Technology Equipment	$1,687	$1,624	$1,281	4%	32%
Gas Technology Services	803	752	697	7%	15%
Total Gas Technology	2,490	2,377	1,978	5%	26%
Industrial Products	511	488	520	5%	(2%)
Industrial Solutions	288	273	257	6%	12%
Total Industrial Technology	799	761	777	5%	3%
Climate Technology Solutions	84	156	191	(46%)	(56%)
Total Revenue	$3,374	$3,293	$2,945	2%	15%
EBITDA excludes depreciation and amortization of $55 million, $56 million, and $54 million for the three months ended September 30, 2025, June 30, 2025, and September 30, 2024, respectively. EBITDA margin is defined as EBITDA divided by revenue.
"F" is used in most instances when variance is above 100%. Additionally, "U" is used when variance is below (100)%.
IET orders of $4,139 million for the third quarter of 2025 increased by $1,271 million, or 44% year-over-year. The increase was driven by continued strength in Gas Technology Equipment and Climate Technology Solutions.

Baker Hughes Company News Release
Baker Hughes Company Announces Third-Quarter 2025 Results
IET revenue of $3,374 million for the third quarter of 2025 increased $429 million, or 15% year-over-year. The increase was driven by Gas Technology Equipment, up $407 million, or 32% year-over-year, Gas Technology Services, up $106 million, or 15% year-over-year, partially offset by Climate Technology Solutions, down $106 million, or 56% year-over-year.
Segment EBITDA for the quarter was $635 million, an increase of $108 million, or 20% year-over-year. The year-over-year increase in segment EBITDA was driven by volume, pricing and favorable FX, partially offset by lower cost productivity and cost inflation.

Baker Hughes Company News Release
Baker Hughes Company Announces Third-Quarter 2025 Results
Reconciliation of GAAP to non-GAAP Financial Measures
Management provides non-GAAP financial measures because it believes such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance (including adjusted EBITDA; adjusted net income attributable to Baker Hughes; and adjusted diluted earnings per share) and liquidity (free cash flow) and that these measures may be used by investors to make informed investment decisions. Management believes that the exclusion of certain identified items from several key operating performance measures enables us to evaluate our operations more effectively, to identify underlying trends in the business, and to establish operational goals for certain management compensation purposes. Management also believes that free cash flow is an important supplemental measure of our cash performance but should not be considered as a measure of residual cash flow available for discretionary purposes, or as an alternative to cash flow from operating activities presented in accordance with GAAP.
Table 1a. Reconciliation of Net Income Attributable to Baker Hughes to Adjusted EBITDA and Segment EBITDA

	Three Months Ended
(in millions)	September 30, 2025	June 30, 2025	September 30, 2024
Net income attributable to Baker Hughes (GAAP)	$609	$701	$766
Net income attributable to noncontrolling interests	8	10	8
Provision for income taxes	204	256	235
Interest expense, net	56	54	55
Depreciation & amortization	282	293	278
Change in fair value of equity securities (1)	8	(119)	(99)
Transaction related costs (1)	47	11	—
Other charges and credits (1)	24	6	(35)
Adjusted EBITDA (non-GAAP)	1,238	1,212	1,208
Corporate costs	76	78	85
Other (income) / expense not allocated to segments	(8)	(28)	—
Total Segment EBITDA (non-GAAP)	$1,306	$1,262	$1,293
OFSE	671	677	765
IET	635	585	528
(1)Change in fair value of equity securities, transaction related costs, and other charges and credits are reported in "Other (income) expense, net" on the condensed consolidated statements of income (loss).
Table 1a reconciles net income attributable to Baker Hughes, which is the most directly comparable financial result determined in accordance with GAAP, to adjusted EBITDA and Segment EBITDA. Adjusted EBITDA and Segment EBITDA exclude the impact of certain identified items.

Baker Hughes Company News Release
Baker Hughes Company Announces Third-Quarter 2025 Results
Table 1b. Reconciliation of Net Income Attributable to Baker Hughes to Adjusted Net Income Attributable to Baker Hughes

	Three Months Ended
(in millions, except per share amounts)	September 30, 2025	June 30, 2025	September 30, 2024
Net income attributable to Baker Hughes (GAAP)	$609	$701	$766
Change in fair value of equity securities	8	(119)	(99)
Transaction related costs (1)	54	11	—
Other adjustments	24	6	—
Tax adjustments (2)	(17)	24	(1)
Total adjustments, net of income tax	69	(78)	(100)
Less: adjustments attributable to noncontrolling interests	—	—	—
Adjustments attributable to Baker Hughes	69	(78)	(100)
Adjusted net income attributable to Baker Hughes (non-GAAP)	$678	$623	$666

Denominator:
Weighted-average shares of Class A common stock outstanding diluted	992	991	999
Adjusted earnings per share - diluted (non-GAAP)	$0.68	$0.63	$0.67
(1)Transaction related costs include $7 million of interest expense fees related to the Bridge Facility.
(2)All periods reflect the tax associated with the other (income) loss adjustments.
Table 1b reconciles net income attributable to Baker Hughes, which is the most directly comparable financial result determined in accordance with GAAP, to adjusted net income attributable to Baker Hughes. Adjusted net income attributable to Baker Hughes excludes the impact of certain identified items.
Table 1c. Reconciliation of Net Cash Flows from Operating Activities to Free Cash Flow

	Three Months Ended
(in millions)	September 30, 2025	June 30, 2025	September 30, 2024
Net cash flows from operating activities (GAAP)	$929	$510	$1,010
Add: cash used for capital expenditures, net of proceeds from disposal of assets	(230)	(271)	(256)
Free cash flow (non-GAAP)	$699	$239	$754
Table 1c reconciles net cash flows from operating activities, which is the most directly comparable financial result determined in accordance with GAAP, to free cash flow. Free cash flow is defined as net cash flows from operating activities less expenditures for capital assets plus proceeds from disposal of assets.

Baker Hughes Company News Release
Baker Hughes Company Announces Third-Quarter 2025 Results
Financial Tables (GAAP)
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2025	2024	2025	2024
Revenue	$7,010	$6,908	$20,347	$20,465
Costs and expenses:
Cost of revenue	5,309	5,208	15,556	15,678
Selling, general and administrative	607	612	1,751	1,873
Research and development costs	146	158	453	480
Other (income) expense, net	71	(134)	77	(182)
Interest expense, net	56	55	161	143
Income before income taxes	821	1,009	2,349	2,473
Provision for income taxes	(204)	(235)	(612)	(656)
Net income	617	774	1,737	1,817
Less: Net income attributable to noncontrolling interests	8	8	25	17
Net income attributable to Baker Hughes Company	$609	$766	$1,712	$1,800

Per share amounts:
Basic income per Class A common stock	$0.62	$0.77	$1.73	$1.81
Diluted income per Class A common stock	$0.61	$0.77	$1.72	$1.80

Weighted average shares:
Class A basic	986	993	988	996
Class A diluted	992	999	994	1,001

Cash dividend per Class A common stock	$0.23	$0.21	$0.69	$0.63

Baker Hughes Company News Release
Baker Hughes Company Announces Third-Quarter 2025 Results
Condensed Consolidated Statements of Financial Position
(Unaudited)

(In millions)	September 30, 2025	December 31, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$2,693	$3,364
Current receivables, net	6,555	7,122
Inventories, net	5,036	4,954
All other current assets	3,245	1,771
Total current assets	17,529	17,211
Property, plant and equipment, less accumulated depreciation	5,264	5,127
Goodwill	6,051	6,078
Other intangible assets, net	4,180	3,951
Contract and other deferred assets	1,712	1,730
All other assets	4,497	4,266
Total assets	$39,233	$38,363
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$4,196	$4,542
Short-term debt	68	53
Progress collections and deferred income	5,511	5,672
All other current liabilities	2,663	2,724
Total current liabilities	12,438	12,991
Long-term debt	5,988	5,970
Liabilities for pensions and other postretirement benefits	1,024	988
All other liabilities	1,455	1,359
Equity	18,328	17,055
Total liabilities and equity	$39,233	$38,363

Outstanding Baker Hughes Company shares:
Class A common stock	986	990

Baker Hughes Company News Release
Baker Hughes Company Announces Third-Quarter 2025 Results
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended September 30,	Nine Months Ended September 30,
(In millions)	2025	2025	2024
Cash flows from operating activities:
Net income	$617	$1,737	$1,817
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	282	861	844
Stock-based compensation cost	51	153	154
Change in fair value of equity securities	8	29	(171)
(Benefit) provision for deferred income taxes	(27)	(44)	35
Working capital	(132)	(34)	(57)
Other operating items, net	130	(554)	(480)
Net cash flows provided by operating activities	929	2,148	2,142
Cash flows from investing activities:
Expenditures for capital assets	(295)	(896)	(925)
Proceeds from disposal of assets	65	139	145
Net cash paid for acquisitions	(800)	(800)	—
Proceeds from sale of equity securities	—	—	21
Other investing items, net	(25)	(94)	(40)
Net cash flows used in investing activities	(1,055)	(1,651)	(799)
Cash flows from financing activities:
Dividends paid	(227)	(683)	(628)
Repurchase of Class A common stock	—	(384)	(476)
Repayment of long-term debt	—	—	(134)
Other financing items, net	(52)	(157)	(55)
Net cash flows used in financing activities	(279)	(1,224)	(1,293)
Effect of currency exchange rate changes on cash and cash equivalents	11	56	(32)
(Decrease) increase in cash and cash equivalents	(394)	(671)	18
Cash and cash equivalents, beginning of period	3,087	3,364	2,646
Cash and cash equivalents, end of period	$2,693	$2,693	$2,664
Supplemental cash flows disclosures:
Income taxes paid, net of refunds	$336	$754	$733
Interest paid	$49	$197	$199

Baker Hughes Company News Release
Baker Hughes Company Announces Third-Quarter 2025 Results
Supplemental Financial Information
Supplemental financial information can be found on the Company's website at: investors.bakerhughes.com in the Financial Information section under Quarterly Results.
Conference Call and Webcast
The Company has scheduled an investor conference call to discuss management's outlook and the results reported in today's earnings announcement. The call will begin at 9:30 a.m. Eastern time, 8:30 a.m. Central time on Friday, October 24, 2025, the content of which is not part of this earnings release. The conference call will be broadcast live via a webcast and can be accessed by visiting the Events and Presentations page on the Company's website at: investors.bakerhughes.com. An archived version of the webcast will be available on the website for one month following the webcast.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a "forward-looking statement"). Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words "may," "will," "should," "potential," "intend," "expect," "would," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "project," "predict," "continue," "target," "goal" or other similar words or expressions. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company's annual report on Form 10-K for the annual period ended December 31, 2024 and those set forth from time to time in other filings with the Securities and Exchange Commission ("SEC"). The documents are available through the Company's website at: www.investors.bakerhughes.com or through the SEC's Electronic Data Gathering and Analysis Retrieval system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.
Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.
These forward-looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks, along with the following risk factors and the timing of any of these risk factors:
•Economic and political conditions - the impact of worldwide economic conditions and rising inflation; the impact of tariffs and the potential for significant increases thereto; the impact of global trade policy and the potential for significant changes thereto; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions and sanctions.
•Orders and RPO - our ability to execute on orders and RPO in accordance with agreed specifications, terms and conditions and convert those orders and RPO to revenue and cash.
•Oil and gas market conditions - the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; LNG supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries ("OPEC") policy and the adherence by OPEC nations to their OPEC production quotas.

Baker Hughes Company News Release
Baker Hughes Company Announces Third-Quarter 2025 Results
•Terrorism and geopolitical risks - war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or consuming regions, including Russia and Ukraine; and the recent conflict in the Middle East; labor disruptions, civil unrest or security conditions where we operate; potentially burdensome taxation; expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.
About Baker Hughes:
Baker Hughes (Nasdaq: BKR) is an energy technology company that provides solutions to energy and industrial customers worldwide. Built on a century of experience and conducting business in over 120 countries, our innovative technologies and services are taking energy forward - making it safer, cleaner and more efficient for people and the planet. Visit us at bakerhughes.com.

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For more information, please contact:

Investor Relations

Chase Mulvehill
+1 346-297-2561
investor.relations@bakerhughes.com

Media Relations

Adrienne M. Lynch
+1 713-906-8407
adrienne.lynch@bakerhughes.com